Exhibit 10.27

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT, dated as of May 4, 2004, between Archipelago Holdings, L.L.C., a Delaware limited liability company having its principal executive offices in Chicago, Illinois (including any successor thereto, the “Company”), and Gerald D. Putnam (the “Executive”) amends the Employment Agreement between the Company and the Executive dated as of December 19, 2001 (the “Employment Agreement”).

IT IS HEREBY AGREED AS FOLLOWS:

1.             The following sentence shall be added after the first sentence of Section 2(b)(i) of the Employment Agreement:

Effective as of January 1, 2004, the Annual Base Salary shall be $750,000.

2.             The following clause shall be inserted prior to the period at the end of the first sentence of Section 2(b)(ii) of the Employment Agreement:

, provided, however, that starting with the 2004 calendar year and all succeeding years during the Employment Period, the Annual Bonus will have a target level of not less than 200% of Annual Base Salary

3.             Section 2(b)(iii) of the Employment Agreement is hereby revised to read in its entirety as follows:

Equity-Based and Other Long-Term Compensation.  At the time of the Company’s initial public offering of the Company’s stock, the Executive will, provided that he is still the Chief Executive Officer of the Company at such time, be awarded stock options under the Company’s stock option plan to purchase 750,000 shares of the Company’s stock (which number shall be adjusted based upon the ratio applicable to the conversion of the Company’s shares at the time of the initial public offering, such adjustment currently expected to result in an option to purchase 166,650 shares based on an anticipated conversion ratio of .2222 shares for each pre-offering share), at an exercise price equal to the public offering price in such initial public offering, that will vest in equal installments of 25% on the first, second, third and fourth anniversaries of the initial public offering and that will be subject to the other terms and conditions specified in such stock option plan and the applicable award agreement, which terms shall incorporate the provisions of this Agreement.  In addition, to the foregoing, the Executive shall receive awards of stock options or other equity-based, long-term incentive or similar compensation under the Company’s stock option, stock incentive or similar plans or programs on an annual basis consistent with the timing, levels and other terms and conditions of such awards made to other senior executives of the Company. Such awards will be subject to the terms and conditions specified in such plan or program and the applicable award agreement, which terms shall incorporate the provisions of this Agreement.

4.             A new Section 11 (i) shall be added to the Employment Agreement:

(i)            In the event any term of this Agreement is more favorable to Executive than the corresponding terms of any Company plan in which Executive participates or of any agreement applicable to any option, equity-based or other award granted to Executive by the Company, then the terms of this Agreement shall govern and the benefit under each such Company plan and Executive’s rights and benefits under each such award shall be determined in accordance with the terms of this Agreement. For the avoidance of any doubt, in the event of the termination of Executive’s employment under circumstances described in Section 4(a), the provisions of Section 4(a)(iii) shall apply to each stock option and to each equity award whenever granted to the Executive and Executive will be subject to a right of recapture provision in an stock option, equity or incentive award granted to him which arises upon a breach of restrictive covenants or other detrimental activity only in the event Executive’s willful and material breach of Section 8(a), 8(b) or 8(c) of this Agreement.

The terms of the Employment Agreement not hereby amended shall be and remain in full force and effect, and are not affected by this Amendment.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Managers, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

/s/ Gerald Putnam
Gerald D. Putnam

Archipelago Holdings, L.L.C.

By:	/s/ William Crueger
Name: William Cruger
Title: Chairman of Compensation Committee